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                             CAMPBELL SOUP COMPANY
                              SALARY DEFERRAL PLAN
                          (EFFECTIVE JANUARY 1, 1996)


         This is the Salary Deferral Plan for Executives of Campbell Soup Company to provide an additional method of planning for retirement. The Plan is intended to be an "unfunded" plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974.

                            ARTICLE I - DEFINITIONS

                 The following words and phrases as used herein have the following meanings unless the context plainly requires a different meaning:

                 2.1 Account Balance means the total amount credited to the bookkeeping investment accounts in which a Participant's Contributions are maintained, including earnings thereon.

                 2.2 Beneficiary means the person that the Participant designates to receive any unpaid portion of the Participant's Account Balance should the Participant's death occur before the Participant receives the entire Account Balance. If the Participant does not designate a beneficiary, his Beneficiary shall be his spouse if he is married at the time of his death, or his estate if he is unmarried at the time of his death.

                 2.3 Board of Directors means the board of directors of Campbell Soup Company.

                 2.4 Code means the Internal Revenue Code of 1986, as amended.

                 2.5 Compensation means all amounts that are treated as wages for Federal income tax withholding under section 3401(a) of the Code for the Plan Year plus amounts that would be paid to the Employee during the year but for the Employee's election under a cash or deferred arrangement described in section 401(k) of the Code or a cafeteria plan described in section 125 of the Code. Notwithstanding the preceding sentence, Compensation shall not include:





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                          2.5.1   bonuses or other amounts payable under the
Campbell Soup Company Management Worldwide Incentive Plan, other annual incentive plans sponsored by the Employer, the Campbell Soup Company 1994 Long-Term Incentive Plan and any successor plans,

                          2.5.2   contributions by the Employer to this or any
other plan or plans for the benefit of its employees, except as otherwise expressly provided in this Plan, or

                          2.5.3   amounts identified by the Employer as expense
allowances or reimbursements regardless of whether such amounts are treated as wages under the Code.

                 2.6 Contribution means an amount deferred under the Plan pursuant to a Participant's election under Article IV and allocated to a Participant's Account Balance. No money or other assets will actually be contributed to such Account Balance.

                 2.7 Deferred Compensation Program means the Program approved by the Plan Administrator which contains certain of the administrative procedures for the Plan as authorized by Section 2.22.

                 2.8      Effective Date means January 1, 1996.

                 2.9 Employee means an individual who is employed by the Employer.

                 2.10 Employer means the Campbell Soup Company and any subsidiary that the Vice President-Human Resources designates as an Employer. A list of the subsidiaries currently designated as an Employer is attached hereto as Appendix A.

                 2.11 Executive means an Employee who is classified as "exempt" under the Fair Labor Standards Act of 1938, as amended, and whose salary grade is at least 28 and whose annual salary equals or exceeds $70,000.

                 2.12 Participant means an Executive who elects to participate in the Plan.

                 2.13 Plan means the Salary Deferral Plan, as may be amended from time to time.

                 2.14 Plan Administrator means the Treasurer of Campbell Soup Company.





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                 2.15     Plan Year means the 12-month period beginning January
1 and ending December 31.

                           ARTICLE II - PARTICIPATION

                 2.16 Eligibility to Participate. All Executives are eligible to participate in the Plan, except those who are subject to tax outside the United States. An Executive subject to tax outside the United States must have his or her deferral election approved by the Plan Administrator.

                 2.17 Participation. Any Executive who elects to participate in the Plan shall become a Participant in the Plan immediately upon enrolling as a Participant by the method required by the Plan Administrator.
An individual shall remain a Participant under the Plan until all amounts credited to the Participant's Account Balance have been distributed to the Participant or the Participant's Beneficiary.

                             ARTICLE III - VESTING

                 2.18 Participants are always fully vested in all amounts credited to their Account Balance under the Plan.

                           ARTICLE IV - CONTRIBUTIONS

                 2.19 Eligibility to Receive Contributions. A Participant may receive Contributions in each Plan Year that the Participant is an Executive.

                 2.20 Salary Deferral Contributions. A Participant may elect to defer up to 50% of the Participant's Compensation and to have the Employer make a Contribution of that amount to the Participant's Account Balance under the Plan.

                 2.21 Supplemental Savings Contributions. If a Participant elects to defer compensation under this Plan and the Participant is also contributing amounts to the Campbell Soup Company Savings and 401(k) Plan for Salaried Employees (Savings Plan), the Employer will make a contribution to the Participant's Account Balance equal to the contribution the Employer would have made to the Savings Plan based upon the Compensation the Participant defers under this Plan.

                     ARTICLE V - ADMINISTRATIVE PROCEDURES

                 2.22 The Plan Administrator shall establish procedures and rules regarding the timing of deferral elections, the time period for deferral, the





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maximum number of annual installment payments, the measurement units for valuing Account Balances, transfer of the Account Balances among measurement units, statements of Account Balances, the time and manner of payment of Account Balances, and other administrative items for this Plan.

                        ARTICLE VI - PLAN ADMINISTRATION

                 2.23 General. The Plan shall be administered by the Plan Administrator.

                 2.24 Plan Interpretation. The Plan Administrator shall have the authority and responsibility to interpret and construe the Plan and to decide all questions arising thereunder, including without limitation, questions of eligibility for participation, eligibility for Contributions, the amount of Account Balances, and the timing of the distribution thereof, and shall have the authority to deviate from the literal terms of the Plan to the extent the Plan Administrator shall determine to be necessary or appropriate to operate the Plan in compliance with the provisions of applicable law.

                 2.25 Responsibilities and Reports. The Plan Administrator may pursuant to a written instruction name other persons to carry out specific responsibilities. The Plan Administrator shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports that are furnished by any accountant, controller, counsel, or other person who is employed or engaged for such purposes.

                 2.26 Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of New Jersey to the extent not preempted by federal law.

                         ARTICLE VII - CLAIMS PROCEDURE

                 2.27 Denial of Claim for Benefits. Any denial by the Plan Administrator of any claim for benefits under the Plan by a Participant or Beneficiary shall be stated in writing by the Plan Administrator and delivered or mailed to the Participant or Beneficiary. The Plan Administrator shall furnish the claimant with notice of the decision not later than 90 days after receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90 day period. In no event shall such extension exceed a period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the final decision. The notice of the Plan





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Administrator decision shall be written in a manner calculated to be understood by the claimant and shall include (i) the specific reasons for the denial, including, where appropriate, references to the Plan, (ii) any additional information necessary to perfect the claim with an explanation of why the information is necessary, and (iii) an explanation of the procedure for perfecting the claim.

                 2.28 Appeal of Denial. The claimant shall have 60 days after receipt of written notification of denial of his or her claim in which to file a written appeal with the Plan Administrator. As a part of any such appeal, the claimant may submit issues and comments in writing and shall, on request, be afforded an opportunity to review any documents pertinent to the perfection of his or her claim. The Plan Administrator shall render a written decision on the claimant's appeal ordinarily within 60 days of receipt of notice thereof but, in no case, later than 120 days.

                             ARTICLE VIII - FUNDING

                 2.29 Funding. The Employer shall not segregate or hold separately from its general assets any amounts credited to the Accounts, and shall be under no obligation whatsoever to fund in advance any amounts under the Plan, including Contributions and earnings thereon.

                 2.30 Insolvency. In the event that the Employer becomes insolvent, all Participants and Beneficiaries shall be treated as general, unsecured creditors of the Employer with respect to any amounts credited to the Accounts under the Plan.

                     ARTICLE IX - AMENDMENT AND TERMINATION

                 2.31 The Employer reserves the right to amend or terminate the Plan at any time by action of the Vice President-Human Resources or the Plan Administrator. Notwithstanding the foregoing, no such amendment or termination shall reduce any Participant's Account Balance as of the date of such amendment or termination. Upon a complete termination of the Plan, all amounts credited to Participants' Account Balance shall become immediately distributable.

                           ARTICLE X - MISCELLANEOUS

                 2.32 Limited Purpose of Plan. The establishment or existence of the Plan shall not confer upon any individual the right to be continued as an Employee. The Employer expressly reserves the right to discharge any Employee whenever in its judgment its best interests so require.





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                 2.33     Non-alienation.  No amounts payable under the Plan
shall be subject in any manner to anticipation, assignment, or voluntary or involuntary alienation.

                 2.34 Facility of Payment. If the Plan Administrator, in its sole discretion, deems a Participant or Beneficiary who is eligible to receive any payment hereunder to be incompetent to receive the same by reason of age, illness or any infirmity or incapacity of any kind, the Plan Administrator may direct the Employer to apply such payment directly for the benefit of such person, or to make payment to any person selected by the Plan Administrator to disburse the same for the benefit of the Participant or Beneficiary. Payments made pursuant to this Section shall operate as a discharge, to the extent thereof, of all liabilities of the Employer and the Plan Administrator to the person for whose benefit the payments are made.

                         ARTICLE XI - CHANGE IN CONTROL

                 2.35 Contrary Provisions. Notwithstanding anything contained in the Plan to the contrary, the provisions of this Article XI shall govern and supersede any inconsistent terms or provisions of the Plan.

                 2.36 Change in Control. For purposes of the Plan "Change in Control" shall mean any of the following events:

         (a) The acquisition in one or more transactions by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) of "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding voting securities (the "Voting Securities"), provided, however, that for purposes of this Section 2.36(a), the Voting Securities acquired directly from the Company by any Person shall be excluded from the determination of such Person's Beneficial Ownership of Voting Securities (but such Voting Securities shall be included in the calculation of the total number of Voting Securities then outstanding); or

         (b) The individuals who, as of January 25, 1990, were members of the Board (the "Incumbent Board"), cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of the Plan, be considered as a member of the Incumbent Board; or

         (c) Approval by stockholders of the Company of (1) a merger or consolidation involving the Company if the stockholders of the Company, immediately before





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such merger or consolidation, do not own, directly or indirectly immediately following such merger or consolidation, more than eighty percent (80%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the Voting Securities immediately before such merger or consolidation or (2) a complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company; or

         (d) Acceptance of stockholders of the Company of shares in a share exchange if the stockholders of the Company, immediately before such share exchange, do not own, directly or indirectly immediately following such share exchange, more than eighty percent (80%) of the combined voting power of the outstanding voting securities of the corporation resulting from such share exchange in substantially the same proportion as their ownership of the Voting Securities outstanding immediately before such share exchange.

         Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because twenty-five percent (25%) or more of the then outstanding Voting Securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries, (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition, (iii) any "Grandfathered Dorrance Family Stockholder" (as hereinafter defined) or (iv) any Person who has acquired such Voting Securities directly from any Grandfathered Dorrance Family Stockholder but only if such Person has executed an agreement which is approved by two-thirds of the Board and pursuant to which such Person has agreed that he (or they) will not increase his (or their) Beneficial Ownership (directly or indirectly) to 30% or more of the outstanding Voting Securities (the "Standstill Agreement") and only for the period during which the Standstill Agreement is effective and fully honored by such Person. For purposes of this Section, "Grandfathered Dorrance Family Stockholder" shall mean at any time a "Dorrance Family Stockholder" (as hereinafter defined) who or which is at the time in question the Beneficial Owner solely of (v) Voting Securities Beneficially Owned by such individual on January 25, 1990, (w) Voting Securities acquired directly from the Company, (x) Voting Securities acquired directly from another Grandfathered Dorrance Family Stockholder, (y) Voting Securities which are also Beneficially Owned by other Grandfathered Dorrance Family Stockholders at the time in question, and (z) Voting Securities acquired after January 25, 1990 other than directly from the Company or from another Grandfathered Dorrance Family Stockholder by any "Dorrance Grandchild" (as hereinafter defined) provided that the aggregate amount of Voting Securities so acquired by each such Dorrance Grandchild shall not exceed five percent (5%) of the Voting Securities outstanding





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at the time of such acquisition.  A "Dorrance Family Stockholder" who or which is at the time in question the Beneficial Owner of Voting Securities which are not specified in clauses (v), (w), (x), (y) and (z) of the immediately preceding sentence shall not be a Grandfathered Dorrance Family Stockholder at the time in question. For purposes of this Section, "Dorrance Family Stockholders" shall mean individuals who are descendants of the late Dr. John
T. Dorrance, Sr. and/or the spouses, fiduciaries and foundations of such descendants. A "Dorrance Grandchild" means as to each particular grandchild of the late Dr. John T. Dorrance, Sr., all of the following taken collectively: such grandchild, such grandchild's descendants and/or the spouses, fiduciaries and foundations of such grandchild and such grandchild's descendants.

         Moreover, notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

                 2.37 Cause. For purposes of the Plan, a termination for "Cause" is a termination evidenced by a resolution adopted in good faith by two-thirds of the Board that the Executive (a) intentionally and continually failed to substantially perform his duties with the Company (other than a failure resulting from the Executive's incapacity due to physical or mental illness) which failure continued for a period of at least thirty (30) days after a written notice of demand for substantial performance has been delivered to the Executive specifying the manner in which the Executive has failed to substantially perform, or (b) intentionally engaged in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise; provided, however that no termination of the Executive's employment shall be for Cause as set forth in clause (b) above until (x) there shall have been delivered to the Executive a copy of a written notice setting forth that the Executive was guilty of the conduct set forth in clause (b) and specifying the particulars thereof in detail, and (y) the Executive shall have been provided an opportunity to be heard by the Board (with the assistance of the Executive's counsel if the Executive so desires). No act, nor failure to act, on the Executive's part, shall be considered "intentional" unless he has acted, or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Company. Notwithstanding anything contained in the Plan to





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the contrary, in the case of any Executive who is a party to a severance protection agreement, no failure to perform by the Executive after a Notice of Termination (as defined in the Executive's severance protection agreement) is given by the Executive shall constitute Cause for purposes of the Plan.

                 2.38     Accrued Benefit

                 (a) Upon a Change in Control, the funds accrued as if invested in Company stock shall be converted into cash in an amount equal to the greater of (1) the highest price per share of the Company's common stock (a "Share") paid to holders of the Shares in any transaction (or series of transactions) constituting or resulting in a Change in Control or (2) the highest fair market value per Share during the ninety (90) day period ending on the date of a Change in Control multiplied by the number of shares of Company Stock credited to an Executive's Account Balance under the Plan.

                 (b) Upon an Executive's termination of employment by the Company (other than for Cause) or by the Executive for any reason within two
(2) years following a Change in Control, the Company shall, within thirty (30) days, pay to the Executive a lump sum cash payment equal to the lump sum of his Account Balance as of the date of his termination of employment regardless of the Executive's previous distribution election.

                 2.39     Amendment or Termination

                 a) This Article XI shall not be amended or terminated at any time

                 (b) For a period of two (2) years following a Change in Control, the Plan shall not be terminated or amended in any way, nor shall the manner in which the Plan is administered be changed in a way that adversely affects the Executive's right to existing or future Company provided benefits or contributions provided hereunder. Furthermore, the Plan may not be merged or consolidated with any other program during said two (2) year period.

                 (c) Any amendment or termination of the Plan prior to a Change in Control which (1) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control or
(2) otherwise arose in connection with or in anticipation of a Change in Control, shall be null and void and shall have no effect whatsoever.

                 2.40 Trust Arrangement. All benefits under the Plan represent an unsecured promise to pay by the Company. The Plan shall be unfunded and the benefits hereunder shall be paid only from the general assets of the Company resulting in the Executives having no greater rights than the Company's general





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creditors; provided, however, nothing herein shall prevent or prohibit the
Company from establishing a trust or other arrangement for the purpose of providing for the payment of the benefits payable under the Plan.

                 To record the adoption of the Plan, the Campbell Soup Company has caused its authorized officers to affix its corporate name and seal this 1st day of February, 1996.



[CORPORATE SEAL]



Attest:  /s/ JOHN J. FUREY               By: /s/ EDWARD F. WALSH
       ------------------------              --------------------------------
       John J. Furey                         Edward F. Walsh
       Corporate Secretary                   Vice President - Human Resources





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                                                                       EXHIBIT A

                             CAMPBELL SOUP COMPANY

                           DEFERRED COMPENSATION PLAN

                           PARTICIPATING SUBSIDIARIES


            Aligar, Inc.
            CAH Corporation
            Campbell Finance Corp.
            Campbell Investment Company
            Campbell Sales Company
            Campbell's Fresh, Inc.
            CIRT Urban Renewal Corp.
            CSC Advertising, Inc.
            CSC Brands, Inc.
            CSC Standards, Inc.
            Fresh Start Bakeries, Inc.
            Fresh Start Bakeries Worldwide Holdings, Inc.
            Godiva Chocolatier, Inc.
            Gourmet Collection, Inc.
            Herider Farms, Inc.
            Joseph Campbell Company
            PF Brands, Inc.
            Pepperidge Farm, Incorporated
            Pepperidge Farm Mail Order Company, Inc.
            Sanwa Foods, Inc.
            The Greenfield Healthy Foods Company
            Vlasic Foods, Inc.
            Waterfront Properties, Inc.





As of January 1, 1996